UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 12, 2015

Commission File Number:  000-54014

VistaGen Therapeutics, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

20-5093315
(IRS Employer Identification No.)

343 Allerton Avenue, South San Francisco, California 94080
(Address of principal executive offices)

(650) 577-3600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 12, 2015, VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), and certain of the Company’s note holders and strategic partners agreed to convert an aggregate total of approximately $5.3 million of the Company’s outstanding debt obligations into 750,918 shares of Series B 10% Convertible Preferred Stock (“Series B Preferred”) (the “Debt-to-Equity Conversions”). Including the conversion and cancellation of an aggregate of approximately $9.1 million of indebtedness disclosed by the Company in its Current Reports on Form 8-K filed on May 13, 2015 and May 22, 2015, the Company’s Debt-to-Equity Conversions since mid-May 2015 have resulted in the conversion and cancellation of an aggregate total of approximately $14.4 million of indebtedness.  To effect the Debt-to-Equity Conversions, the Company and the parties involved in such transactions have entered into Securities Purchase Agreements, a form of which was attached to the Company’s Current Report on Form 8-K filed May 13, 2015 (the “Securities Purchase Agreement”).

In connection with the foregoing Debt-to-Equity Conversions, effective as of June 12, 2015, the Company entered into a letter agreement with Morrison & Foerster LLP (“MF”) (the “Letter Agreement”) with regards to (i) certain promissory notes issued by the Company to MF, each due and payable on or before March 31, 2016, one in the principal amount of approximately $917,000 (“Note A”) and another in the principal amount of approximately $1.4 million (“Note B”), and (ii) certain warrants held by MF to purchase an aggregate of 110,448 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at exercise prices of $20.00 per share $40.00 per share (the “MF Warrants”). Subject to certain conditions set forth in the Letter Agreement, each of which has now been satisfied by the Company, MF agreed to convert the principal amount and all accrued but unpaid interest of Note B into 257,143 shares of Series B Preferred and to withhold any and all action to collect amounts due under Note A, and certain amounts owed by the Company to MF in connection with services previously rendered by MF. Additionally, concurrently with the conversion of Note B into shares of Series B Preferred, the Company agreed to amend the MF Warrants to extend the expiration date of each warrant to September 15, 2019, and to set the exercise price of each MF Warrant to $20.00 per share.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01. The shares of Series B Preferred issued in connection with the Debt-to-Equity Conversions, and to be issued to MF pursuant to the Letter Agreement, were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on 3(a)(9) thereof and Rule 506 of Regulation D thereunder. Each recipient of shares of Series B Preferred represented that it is an "accredited investor" as defined in Regulation D, and not subject to the "Bad Actor" disqualifications described in Rule 506(d).

Each share of the Company’s Series B Preferred is convertible, at the option of the holder thereof (“Voluntary Conversion”), into one (1) share of Common Stock at a fixed conversion price of $7.00 per share, subject to adjustment only for customary stock dividends, reclassifications, splits and similar transactions (“Fixed Conversion Price”). All shares of Series B Preferred are also convertible automatically into Common Stock (“Automatic Conversion”) upon the closing or effective date of any of the following transactions or events: (i) a strategic transaction involving AV-101, the Company’s orally-available new prodrug candidate in clinical development for Major Depressive Disorder and other diseases and disorders of the central nervous system, with an initial up front cash payment to the Company of at least $10.0 million; (ii) a registered public offering of Common Stock with aggregate gross proceeds to the Company of at least $10.0 million; or (iii) for 20 consecutive trading days the Company’s Common Stock trades at least 20,000 shares per day with a daily closing price of at least $12.00 per share; provided, however, that Automatic Conversion and Voluntary Conversion (collectively, “Conversion”) are subject to customary beneficial ownership blockers.  Prior to Conversion, shares of Series B Preferred will accrue dividends, payable only in unregistered shares of Common Stock, at a rate of 10% per annum (the “Accrued Dividend”). The Accrued Dividend will be payable only on the date of Conversion solely in that number of shares of Common Stock equal to the Accrued Dividend, divided by the Fixed Conversion Price.

Item 7.01      Regulation FD Disclosure

                On or after June 16, 2015, the Company plans to meet with certain analysts, investors and other stakeholders, and will provide them with, among other information, certain information regarding AV-101.  A copy of the Company’s presentation materials is attached hereto as Exhibit 99.1.

               The information included under Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 hereto) is being furnished and shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01      Financial Statements and Exhibits.

               See Exhibit Index.

Disclaimer

The foregoing description of the Series B Preferred and the Securities Purchase Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of the Certificate of Designation of the Relative Rights and Preferences of the Series B 10% Preferred Stock of VistaGen Therapeutics, Inc. and Securities Purchase Agreement, substantially in the form attached as Exhibit 3.1 and Exhibit 10.3, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2015, each of which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: June 16, 2015	By:	/s/ Shawn K. Singh
Shawn K. Singh
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Investor Presentation of VistaGen Therapeutics, Inc.